EXHIBIT 10.70

SEVERANCE AGREEMENT

This Agreement made this 7th day of September, 2006 by and between Sandra Anderson (f/k/a Sandra Smith) (“Sandra”) and Cord Blood America, Inc., a Florida corporation (the “Company”).

WHEREAS, Sandra entered into an Employment Agreement with Company as of January 1, 2006 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides Sandra with certain rights and obligations upon the separation from employment with the Company; and

WHEREAS, the parties have reached a mutual agreement to terminate the Employment Agreement without Cause (as defined in the Employment Agreement), to provide for certain payments and benefits to Sandra, and to arrange for Sandra to provide certain transition services to the Company all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Agreement.  The Employment Agreement is hereby terminated and of no further force and effect and the parties are released from all further obligations under the Employment Agreement.

2.

Transition Services. For a period of up to 45 days from the date of this Agreement (the “Transition Period”), if requested by the Company, Sandra shall use her commercially reasonable efforts to transition her Quarterly SEC Reporting duties to other employees or consultants of the Company designated by the Company; provided that Sandra shall not be required to provide more than ten hours of her time per week; provided further that she shall only be required to provide such assistance (a) during normal business hours and (b) from her home; provided further that she will not be responsible or liable for any filings (or the contents of such filings) made by the Company with the Securities and Exchange Commission. The Company shall promptly reimburse Sandra for all expenses she may incur during such Transition Period on behalf of the Company and shall indemnify and hold Sandra harmless for any damages or liabilities she sustains or incurs as a result of her activities on behalf of, or at the direction of, the Company at any time during the employment period or the Transition Period, including any damages related to any of the Company’s securities filings.

3.

Severance Payment. Immediately upon the execution of this Agreement, the Company shall pay to Sandra $20,000 in cash. Further, the Company shall pay and deliver to Sandra an additional $12,500 upon the earliest to occur of the following: (a) October 2, 2006, (b) the termination of the existing payroll relationship between the Company and Administaff, (c) any Change of Control of the Company  (as defined in the Employment Agreement), (d) the date that the Company hires any new employees and (e) the bankruptcy of the Company or the filing of any bankruptcy related documents by or against the Company. All severance payments to Sandra shall take precedence over any rights of, or payments due to, any creditors of the Company.

4.

Continuation of Insurance.  During the Transition Period and for a period of three years thereafter, the Company shall continue to provide Sandra with director and officer insurance tail coverage to insure her, to the same extent as she was insured during her employment, for all claims arising during her employment with the Company.

5.

General. The Company and Sandra each agree that neither shall make any comments, issue any written material of any kind or take any action to disparage the other party.  The foregoing shall not apply to any truthful disclosure made pursuant to any judicial order or as otherwise required by law. The Company does hereby, release and forever discharge, and does for its officers, directors, shareholders, employees, successors and assigns, release and forever discharge Sandra and her heirs, executors, administrators, successors and assigns, of and from all actions, causes of action, debts, liabilities, agreements, promises, claims and demands whatsoever, in law or in equity, which the Company ever had, now has or may have against Sandra from the beginning of the world to the date hereof.  This Agreement shall be governed in and interpreted in accordance with the laws of the State of California. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, including the Employment Agreement.  The Company shall reimburse Sandra for any legal fees she incurs in connection with the preparation or the enforcement of this Agreement.

Cord Blood America, Inc.

By:
Sandra Anderson		Matthew L. Schissler

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